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Investor Contact:	Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com

Bunge Limited Appoints Members to Board of Directors

St. Louis, MO – October 25, 2021 – Bunge Limited (NYSE: BG) today announced that Michael Kobori and Kenneth Simril have been appointed to its Board of Directors, effective October 25, 2021.

Kobori is currently the Chief Sustainability Officer at Starbucks Coffee Company, a position he has held since 2020. Previously, Kobori was with Levi Strauss & Co. where he served as Vice President, Sustainability from 2007 to 2020 and Director, Global Code of Conduct from 2001 to 2006. Prior to that, he was with The Asia Foundation, where he supported human rights and economic development in Bangladesh, Thailand and Vietnam.

Simril is the former President and Chief Executive Officer of Fleischmann’s Ingredients, a position he held from 2006 to 2021. Prior to joining Fleischmann’s, Simril was the Chief Financial Officer and Chief Operations Officer of Clipper Corporation. He also previously was the Chief Financial Officer of ClearPath Networks, Inc. and served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation.

“Michael and Ken bring valuable experience to the Bunge Board and we are delighted that they have agreed to share their expertise with us, “ said Board Chair Kathleen Hyle. “As Bunge connects farmers and consumers to deliver food, feed and fuel to the world in a sustainable way, we look forward to tapping into Michael and Ken’s extensive operational experiences and industry knowledge.”

Kobori will serve on the Sustainability and Corporate Responsibility Committee and Enterprise Risk Management Committee, and Simril will serve on the Audit Committee and Human Resources & Compensation Committee.

About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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